EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT B:
  Attachment to item 77E:
  Legal Proceedings

 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT
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EXHIBIT A:

ITEM 77C
a)	The date of the annual meeting of stockholders was
October 31, 2002.

b)	The directors elected at the meeting were Lilia C.
Clemente, Roberto de Ocampo and Joseph A. O'Hare, S.J. The other directors now in office are Leopoldo M. Clemente, Jr., John
Anthony B. Espiritu, Stephen J. Solarz and Flor G. Tarriela.

c)	The first matter voted upon at the meeting was the
election of directors. The results of the votes of the holders of shares of the outstanding capital stock of the Fund cast by ballot in person or by proxy were as follows:

Lilia C. Clemente         FOR 6,014,329     WITHHOLD 994,735
Roberto de Ocampo         FOR 6,070,740     WITHHOLD 938,324
Joseph A. O'Hare, S.J.    FOR 6,070,620     WITHHOLD 938,444

	The second matter voted upon at the meeting was the ratification of the selection of independent accountants. The results of the votes of the holders of shares of the outstanding capital stock of the Fund cast by ballot in person or by proxy were as follows:

    FOR 6,352,720     AGAINST 558,067     ABSTAIN 98,276

	The third matter voted upon at the meeting was a proposal to liquidate and dissolve the Fund. The results of the votes of the holders of shares of the outstanding capital stock of the Fund cast by ballot in person or by proxy were as follows:

     FOR 1,437,259     AGAINST 1,838,399     ABSTAIN 36,226


EXHIBIT B:

The First Philippine Fund Inc. (the "Fund") has been named in a class action lawsuit entitled Walter S. Baer, on behalf of himself and all others similarly situated, v. The First Philippine Fund Inc. (Index No. 2002-122369) which was filed on October 10, 2002 in the Supreme Court of the State of New York, County of New York. Plaintiff alleges that there was a purported agreement between the Fund and plaintiff and all other Fund shareholders that, if certain conditions were met, the Fund would take timely action to allow shareholders to realize net asset value for their shares. Plaintiff claims that, among other things, he and the other class members are entitled to specific performance of this alleged agreement. The Fund believes that the lawsuit is without merit and intends to vigorously defend against it.